Exhibit 99.1.1

GLOBALINK INVESTMENT INC. ANNOUNCES RECEIPT OF NASDAQ SUBSEQUENT NOTIFICATION OF COMPLIANCE

NEW YORK, December 12, 2022 / — Globalink Investment Inc. (NASDAQ: “GLLI”, “GLLIU” units, “GLLIW” warrants, and “GLLIR” rights) (the “Company”), a publicly traded special purpose acquisition company, today announced that it received a notification letter (the “Letter”) from Listing Qualification Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that based on the December 6, 2022 filing of the Company’s Form 10-Q for the period ended September 30, 2022 (the “Form 10-Q”), the Company now complies with the Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) and this matter is now closed.

The Company had earlier announced that it had received a deficiency notice from the Nasdaq on November 22, 2022, stating that the Company was not in compliance with the Listing Rule because it had not timely filed its Form 10-Q. As the Company has regained compliance, the Letter confirmed that the matter is now closed.

About Globalink Investment Inc.

Globalink is led by Mr. Lim Say Leong (CEO). Globalink is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region, Globalink intends to pursue targets in North America, Europe, South East Asia, and Asia (excluding China, Hong Kong and Macau) in the technology industry, specifically within the e-commerce and payments sectors. The proceeds of the offering will be used to fund such business combination.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Globalink Investment Inc., including those set forth in the Risk Factors section of Globalink Investment Inc.’s registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Globalink Investment Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Globalink Contact:

Lim Say Leong

Globalink Investment Inc.

Telephone: 212-382-4605

Email: sllim@globalinkinvestment.com